Exhibit 4.9

Elemental ALTUS Royalties Corp.

NOTICE OF SPECIAL MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

WITH RESPECT TO

THE SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON November 4, 2025

Dated September 29, 2025

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Elemental ALTUS Royalties Corp.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the special meeting (“Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of Elemental Altus Royalties Corp. (the “Company” or “Elemental”) will be held at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6 on November 4, 2025 at 10:00 a.m. (Vancouver time). The Company will be conducting an in-person Meeting in Vancouver, British Columbia.

The Meeting is being held for the following purposes, which are further described in the accompanying management information circular dated September 29, 2025 (the “Circular”):

1.	to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution of disinterested Shareholders approving Tether Investments S.A. de C.V. (“Tether”) as a “Control Person” of the Company (as such term is defined in TSX Venture Exchange Policy 1.1) (the “Control Person Resolution”);

2.	to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution in accordance with the ‘majority of the minority’ shareholder approval requirements set forth in Part 8 of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions and TSX Venture Exchange Policy 5.9, approving a “related party” private placement of 7,502,502 Common Shares at a price of $18.38 (or US$13.33) per Common Share to Tether for aggregate gross proceeds of approximately $137,896,000 (or approximately US$100 million) (the “Private Placement Resolution”);

3.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution authorizing the alteration of the notice of articles of the Company to effect the change of the Company’s name to “Elemental Royalty Corp.” or such other name as the board of directors of the Company (the “Board”), deems appropriate or as may be required or permitted by applicable regulatory authorities (the “Name Change Resolution”); and

4.	to transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

Background

On June 10, 2025, Tether announced its acquisition of 7,842,178 Common Shares on a post-Consolidation (as defined below) basis by way of secondary market purchases and that it had entered into an option agreement dated June 10, 2025 with AlphaStream Limited and its wholly owned subsidiary Alpha 1 SPV Limited pursuant to which Tether may acquire, subject to certain terms and conditions, an additional 3,444,458 Common Shares on a post-Consolidation (as defined below) basis. As of the date of the Circular, Tether owns 9,278,229 Common Shares, representing approximately 37.5% of the issued and outstanding Common Shares. Following the acquisition of Common Shares by Tether, the number and value of accretive acquisition opportunities under review by the Company has increased substantially.

On September 4, 2025, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with EMX Royalty Corp. (“EMX”) and a wholly-owned subsidiary of the Company, 1554829 B.C. Ltd., pursuant to which the Company has agreed to acquire, indirectly through an amalgamation of Acquireco with EMX, all of the issued and outstanding common shares of EMX (the “EMX Shares”) pursuant to a court-approved plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the approval by Shareholders of the Name Change Resolution at the Meeting, the combined company will continue after the completion of the Arrangement under the new name “Elemental Royalty Corp.”

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Concurrently with the execution of the Arrangement Agreement, and in support of the Arrangement, the Company and Tether entered into a subscription agreement (the “Subscription Agreement”) pursuant to which Tether has agreed to purchase and the Company has agreed to issue, on a private placement basis (the “Private Placement”), 7,502,502 Common Shares, at a price of C$18.38 (or US$13.33) per Common Share, for aggregate gross proceeds of approximately C$137,896,000 (or approximately US$100,000,000, based on an exchange rate of C$1.00 = US$0.7231, being the indicative exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada on September 4, 2025 (the “Exchange Rate”)). The net proceeds of the Private Placement will be used to partially fund the purchase prices of two previously announced royalty acquisitions by Elemental (being Laverton, in Western Australia and Dugbe, in Liberia), or, if such royalty acquisitions are paid using Elemental’s credit facility, to repay in full such facility to ensure the combined company remains entirely unleveraged and maintains sufficient capital for the combined entity; pay off in full EMX’s credit facility; pay tax withholdings relating to certain of EMX’s equity incentive securities under the Arrangement and fund other transaction expenses of the Arrangement; and provide capital for the activities of the combined company upon completion of the Arrangement.

Upon completion of the Arrangement and the Private Placement, existing Elemental shareholders and former EMX shareholders will own approximately 51% and 49% of the outstanding common shares of the combined company, respectively, on a basic basis. The implied market capitalization of the combined company is estimated at US$933m (assuming approximately 62.9 million outstanding common shares of the combined company on the completion of the Arrangement and the Private Placement, and based on the closing price of the Common Shares on September 4, 2025 of C$20.50 per share, converted to United States dollars at the Exchange Rate).

It is a condition precedent to the completion of the Arrangement that all conditions precedent to the completion of the Private Placement have been satisfied and it is a condition to closing of the Private Placement that Tether shall be satisfied, acting reasonably, that all conditions precedent to the completion of the Arrangement have been satisfied. Accordingly, the Arrangement and the Private Placement will be completed concurrently. The Company believes that the completion of both of the Private Placement and the Arrangement is in the best interests of the Company.

Pursuant to the policies of the TSXV, Shareholder approval, on a disinterested basis, is required to approve Tether as a “Control Person” of the Company (as such term is defined in TSXV polices). Since Tether is a “related party” of the Company (as such term is defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”)), the Private Placement will be a related party transaction under MI 61-101 and Policy 5.9 of the TSXV, as further discussed in the Circular, and will also require disinterested shareholder approval pursuant to Part 8 of MI 61-101.

The Board unanimously recommends (with interested directors abstaining) that the disinterested Shareholders vote FOR approving each of the Control Person Resolution and the Private Placement Resolution, and that Shareholders vote FOR approving the Name Change Resolution. Unless otherwise directed, Instruments of Proxy given pursuant to this solicitation by the management of the Company will be voted FOR approving each of the Control Person Resolution, the Private Placement Resolution and the Name Change Resolution.

If the Control Person Resolution and the Private Placement Resolution are not approved by Shareholders at the Meeting, neither the Private Placement nor the Arrangement will be completed.

Shareholders should refer to the Circular for more detailed information with respect to the matters to be considered at the Meeting.

Meeting Matters

The Board has set the close of business on September 25, 2025 as the date of record (the “Record Date”) for determining the Shareholders who are entitled to receive notice of and vote at the Meeting. Only persons shown on the register of Shareholders at the close of business on the Record Date will be entitled to receive notice of the Meeting and vote, either in person or by proxy, on the matters to be considered at the Meeting.

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A registered Shareholder may attend the Meeting in-person or may be represented by proxy at the Meeting. All Shareholders are encouraged to attend the Meeting in-person or to date, sign and return the accompanying instrument of proxy (“Instrument of Proxy”) enclosed with the N&A Notification (defined below) for use at the Meeting or any adjournment or postponement thereof. To be effective, the Instrument of Proxy must be mailed so as to reach or be deposited with Computershare Trust Company of Canada, Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or postponement thereof. The time limit for deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion, without notice. Shareholders may also confirm their proxy vote by telephone or online at www.investorvote.com. Full voting instructions are included within the Instrument of Proxy.

If you are not a registered Shareholder of the Company and received this Notice of Meeting and the Circular through your broker or another intermediary (an “Intermediary”, which includes, among other entities, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans), please complete and return the accompanying Instrument of Proxy or Voting Instruction Form provided to you by such Intermediary, in accordance with the instructions provided therein.

Notice-and-Access

The Company is relying on the “notice-and-access” delivery procedures outlined in National Instrument 54-101– Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) and National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), to distribute copies of the proxy related materials in connection with the Meeting (together, “Notice-and-Access Provisions”).

The Company has chosen to deliver the Circular and other related materials of the meeting (“Proxy Materials”) using Notice-and-Access Provisions, which govern the delivery of proxy-related materials to Shareholders using the internet. Notice-and-Access Provisions allow the Company to choose to deliver Proxy Materials to Shareholders by posting them on the System for Electronic Document Analysis and Retrieval + (“SEDAR+”) and on a non-SEDAR+ website, provided that the conditions of NI 54-101 and NI 51-102 are met, rather than by printing and mailing the documents. Notice-and-Access Provisions can be used to deliver materials for special meetings of shareholders. Shareholders are entitled to request a paper copy of the Circular and request that the Circular be mailed to them at the Company’s expense.

Pursuant to the Notice-and-Access Provisions, the Company must send a notice to each registered and beneficial Shareholder (the “N&A Notification”) together with a form of Instrument of Proxy or a Voting Instruction Form (together with the N&A Notification, the “Notice Package”), indicating that the Proxy Materials have been posted on the Company’s website and under the Company’s profile on SEDAR+, and including an explanation regarding how a Shareholder can access the Proxy Materials or obtain paper copies thereof. We remind you to access and review all of the important information contained in the Proxy Materials before voting.

The Proxy Materials will be available online at the following link: https://elementalaltus.com/announced-merger/. You may also find a copy on SEDAR+ under the Company’s profile at https://www.sedarplus.ca.

You may obtain a paper copy of the Proxy Materials at no cost by calling the toll-free number 1-866-962-0498.

If you request a paper copy of the Proxy Materials, please note that another form of Instrument of Proxy or Voting Instruction Form will not be sent; please retain the one received with the Notice Package for voting purposes.

To allow adequate time for a Shareholder to receive and review a paper copy of the Proxy Materials and then to submit their vote by October 31, 2025, a Shareholder requesting a paper copy of the Proxy Materials should ensure such request is received by the Company no later than October 24, 2025.

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If a paper copy of the Proxy Materials is requested prior to the date of the Meeting, the Proxy Materials will be sent within three (3) business days, being any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in Vancouver, British Columbia (a “Business Day”) after receiving the request, by first class mail, courier or the equivalent. If a paper copy of the Proxy Materials is requested on or after the date of the Meeting and within one (1) year of the Circular being filed by the Company to SEDAR+, the Proxy Materials will be sent within ten (10) calendar days after receiving the request, by prepaid mail, courier or the equivalent.

The Circular, this Notice of Meeting, the N&A Notification, and the Instrument of Proxy or Voting Instruction Form (collectively, the “Meeting Materials”) are available on the Company’s website (www.elementalaltus.com) and under the Company’s profile on SEDAR+ at www.sedarplus.ca. Shareholders are reminded to review the Meeting Materials before voting.

DATED this 29th day of September, 2025	BY ORDER OF THE BOARD OF DIRECTORS OF Elemental Altus Royalties Corp. (signed) “Juan Sartori” Executive Chairman

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table of contents

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	ii
GENERAL PROXY MATTERS	iiI
Solicitation of Proxies	iiI
Voting of Proxies by Registered Shareholders	2
Voting by Non-Registered Shareholders	3
GENERAL INFORMATION	4
CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION	5
RECENT DEVELOPMENTS	8
VOTING SECURITIES	9
Principal Holders	9
Common Shares	10
Securities Authorized for Issuance Under Equity Compensation Plans	10
Trading in Common Shares	11
Ownership of Common Shares	11
Commitments to Acquire Securities	12
Benefits from the Private Placement	12
Material Changes in the Affairs of the Company	12
Arrangements between the Company and the Shareholders	12
Previous Purchases and Sales	12
Previous Distributions	13
Dividend Policy	14
Expenses of the Private Placement	14
MATTERS TO BE ACTED UPON AT THE MEETING	14

1.	Approval of Control Person	14
2.	Approval of Private Placement	16
3.	Approval of Name Change	24

OTHER MATTERS	25
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	25
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	25
RISK FACTORS	26
ADDITIONAL INFORMATION	27
APPROVAL	27
Consent of GenCap Mining Advisory Ltd.	28
SCHEDULE “A” FAIRNESS OPINION	A-1

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ELEMENTAL ALTUS ROYALTIES CORP.

MANAGEMENT INFORMATION CIRCULAR

RESPECTING THE
SPECIAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON November 4, 2025

GENERAL PROXY MATTERS

Solicitation of Proxies

This management information circular (“Circular”) is furnished in connection with the solicitation of proxies by the management of Elemental Altus Royalties Corp. (the “Company”), to be used at the special meeting (“Meeting”) of holders (“Shareholders”) of common shares of the Company (“Common Shares”) to be held on November 4, 2025, at 10:00 a.m. (Vancouver time) in-person at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6, or at any adjournment or postponement thereof for the purposes set out in the accompanying notice of special meeting of Shareholders (“Notice of Meeting”). References in this Circular to the Meeting include any adjournment or postponement thereof. It is expected that the solicitation will be primarily by mail and virtually; however, proxies may also be solicited by certain officers, directors and regular employees of the Company by telephone or personally. These individuals will receive no compensation for such solicitation other than their regular fees or salaries, if any. The cost of solicitation by management will be borne directly by the Company.

The board of directors of the Company (“Board”) has set the close of business on September 25, 2025 as the date of record (“Record Date”) for the determination of the registered holders of Common Shares entitled to receive notice of and vote at the Meeting.

The Company will be conducting an in-person Meeting at Suite 1020 - 800 West Pender Street, Vancouver, British Columbia, V6C 2V6.

All registered Shareholders are encouraged to attend the Meeting in-person or to date, sign and return the accompanying instrument of proxy (“Instrument of Proxy”) for use at the Meeting or any adjournment or postponement thereof. To be effective, the Instrument of Proxy must be mailed so as to reach or be deposited with Computershare Trust Company of Canada, Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or postponement thereof. The time limit for deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion, without notice. Shareholders may also confirm their proxy vote by telephone or online at www.investorvote.com. Full voting instructions are included within the Instrument of Proxy.

Notice-and-Access

The Company is relying on the “notice-and-access” delivery procedures outlined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) and National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), to distribute copies of the proxy related materials in connection with the Meeting (together, “Notice-and-Access Provisions”).

The Company has chosen to deliver the Circular and other related materials of the meeting (“Proxy Materials”) using Notice-and-Access Provisions, which govern the delivery of proxy-related materials to Shareholders utilizing the internet. Notice-and-Access Provisions allow the Company to choose to deliver Proxy Materials to Shareholders by posting them on the System for Electronic Document Analysis and Retrieval + (“SEDAR+”) and on a non-SEDAR+ website, provided that the conditions of NI 54-101 and NI 51-102 are met, rather than by printing and mailing the documents. Notice-and-Access Provisions can be used to deliver materials for special meetings of shareholders. Shareholders are entitled to request a paper copy of the Circular and request that the Circular be mailed to them at the Company’s expense.

Pursuant to the Notice-and-Access Provisions, the Company must send a notice to each registered and beneficial Shareholder (the “N&A Notification”) together with a form of Instrument of Proxy or a Voting Instruction Form (“VIF”), and together with the N&A Notification, the “Notice Package”), indicating that the Proxy Materials have been posted on the Company’s website and on SEDAR+, and including an explanation regarding how a Shareholder can access the Proxy Materials or obtain paper copies thereof. We remind you to access and review all of the important information contained in the Proxy Materials before voting.

The Proxy Materials will be available online at the following link: https://elementalaltus.com/announced-merger/. You may also find a copy on SEDAR+ under the Company’s profile at https://www.sedarplus.ca.

You may obtain a paper copy of the Proxy Materials at no cost by calling the toll-free number 1-866-962-0498.

If you request a paper copy of the Proxy Materials, please note that another form of Instrument of Proxy or VIF will not be sent; please retain the one received with the Notice Package for voting purposes.

To allow adequate time for a Shareholder to receive and review a paper copy of the Proxy Materials and then to submit their vote by October 31, 2025, a Shareholder requesting a paper copy of the Proxy Materials should ensure such request is received by the Company no later than October 24, 2025.

If a paper copy of the Proxy Materials is requested prior to the date of the Meeting, the Proxy Materials shall be sent within three (3) business days, being any day, other than a Saturday, a Sunday or a day on which major banks are closed for business in Toronto, Ontario (a “Business Day”), after receiving the request, by first class mail, courier or the equivalent. If a paper copy of the Proxy Materials is requested on or after the date of the Meeting and within one (1) year of the Circular being filed by the Company to SEDAR+, the Proxy Materials shall be sent within ten (10) calendar days after receiving the request, by prepaid mail, courier or the equivalent.

Voting of Proxies by Registered Shareholders

The Common Shares represented by the accompanying Instrument of Proxy if the same is properly executed and is received at the offices of Computershare Trust Company, Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) or by telephone or online at www.investorvote.com (full voting instructions are included within the Instrument of Proxy), prior to the time set for the Meeting or any adjournment or postponement thereof, will be voted at the Meeting, and, where a choice is specified in respect of any matter to be acted upon, will be voted or withheld from voting, as the case may be, in accordance with the specification made. In the absence of such specification, Instruments of Proxy in favour of management’s nominees will be voted in favour of the matters identified in the Notice of Meeting. The Instrument of Proxy also confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the Instrument of Proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Appointment and Revocation of Proxies by Registered Shareholders

The persons named in the Instrument of Proxy have been selected by the Board of the Company and have indicated their willingness to represent as proxy the Shareholder who appoints them. A Shareholder wishing to appoint some other person, who need not be a Shareholder, to represent them at the Meeting, may do so by inserting such person’s name in the blank space provided in the Instrument of Proxy or by completing another proper Instrument of Proxy and, in either case, depositing the completed and executed Instrument of Proxy at the offices of Computershare Trust Company, Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or postponement thereof. If the Meeting is adjourned or postponed, then the Instrument of Proxy must be submitted no later than forty-eight (48) hours (excluding Saturdays, Sundays, and statutory holidays in Vancouver, British Columbia) prior to the time set for the Meeting or any adjournment or postponement thereof. The Instrument of Proxy may indicate the manner in which the appointee is to vote with respect to any specific item, by checking the appropriate space in the Instrument of Proxy. If the Shareholder giving the Instrument of Proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The Common Shares represented by the Instrument of Proxy submitted by a Shareholder will be voted in accordance with the directions, if any, set forth in the Instrument of Proxy. The time limit for deposit of an Instrument of Proxy may be waived or extended by the chair of the Meeting at his or her discretion, without notice.

An Instrument of Proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a Shareholder or by a Shareholder’s attorney duly authorized in writing or, if the Shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney and deposited at the offices of the transfer agent, Computershare Trust Company, Attention: Proxy Department, 320 Bay Street, 14th Floor, Toronto, Ontario, M5H 4A6, at any time up to and including the last Business Day preceding the day of the Meeting or with the Chairperson of the Meeting on the day of the Meeting and prior to the commencement of the Meeting, or in any other manner permitted by applicable law.

Voting by Non-Registered Shareholders

If you are not a registered Shareholder (“Non-Registered Shareholder”) of the Company and received the Notice of Meeting and this Circular through your broker or through another intermediary (an “Intermediary”, which includes, among other entities, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans), please complete and return the Instrument of Proxy or VIF provided to you by such broker or other Intermediary, in accordance with the instructions provided therein.

Most Shareholders are Non-Registered Shareholders because the Common Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. Common Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an Intermediary that the Non-Registered Shareholder deals with in respect of the Common Shares; or (ii) in the name of a clearing agency such as CDS & Co. (the registration name of CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant.

Common Shares held by Intermediaries and their nominees can only be voted (for or against resolutions) upon the instructions of the Non-Registered Shareholder. Without specific instructions, the Intermediary or their nominee is prohibited from voting Common Shares for their clients. Each Non-Registered Shareholder should therefore ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

NI 54-101 requires Intermediaries to seek voting instructions from Non-Registered Shareholders in advance of Shareholders’ meetings. The various Intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Non-Registered Shareholders to ensure their Common Shares are voted at the Meeting. The VIF supplied to a Non-Registered Shareholder by its Intermediary (or the agent of the Intermediary) is substantially similar to the Instrument of Proxy provided directly to registered Shareholders by the Company. However, its purpose is limited to instructing the registered Shareholder (i.e., the Intermediary or agent of the Intermediary) how to vote on behalf of the Non-Registered Shareholder. In Canada, the vast majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Services, Inc. (“Broadridge”). Broadridge typically prepares a machine readable VIF, mails that form of VIF to Non-Registered Shareholders and asks Non-Registered Shareholders to return the VIF to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the Internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Non-Registered Shareholder who receives a VIF cannot use it to vote Common Shares directly at the Meeting. Non-Registered Shareholders should carefully follow the instructions of their broker or other Intermediary, including those regarding when and where their VIF is to be delivered in order to have the Common Shares voted. If you have any questions respecting the voting of Common Shares held through a broker or other Intermediary, please contact that broker or other Intermediary for assistance.

Although a Non-Registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of their broker, a Non-Registered Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the Common Shares in advance of the Meeting in that capacity. Non-Registered Shareholders who wish to indirectly vote their Common Shares as proxyholder for the registered Shareholder, should enter their own names in the blank space on the VIF and return it to their broker (or the broker’s agent) in accordance with the instructions provided by such broker in advance of the Meeting.

There are two categories of Non-Registered Shareholders: (i) objecting beneficial owners (“OBOs”) – those who object to their name being made known to the issuer of securities which they own; and (ii) non-objecting beneficial owners (“NOBOs”) – those who do not object to the issuer of the securities they own knowing who they are.

The Company has distributed copies of the Meeting materials indirectly to NOBOs. OBOs can expect to be contacted by Broadridge or their Intermediary or Intermediary’s agents and can access the Meeting materials electronically through a link provided by Broadridge. The Company will assume the costs associated with the delivery of the Meeting materials, as set out above, to NOBOs by the Intermediary. The NOBOs who opted to receive the Meeting materials electronically, will receive a link provided by Broadridge.

All references to Shareholders in this Circular and the Instrument of Proxy and Notice of Meeting, are references to registered Shareholders of the Company unless specifically otherwise stated.

GENERAL INFORMATION

Any reference in this Circular to “Elemental”, the “Company”, “we”, “us” or “our” includes Elemental Altus Royalties Corp. and its material subsidiaries through which its various business operations are conducted, as the context requires.

Words importing the singular include the plural and vice versa and words importing any gender include all genders. A reference to an agreement means the agreement, as it may be amended, supplemented or restated from time to time.

Unless otherwise indicated, information in this Circular is given as at September 26, 2025.

On September 16, 2025 the Company completed a previously approved consolidation of all of the issued and outstanding Common Shares at a ratio of one (1) post-consolidation Common Share for every 10 pre-consolidation Common Shares (the “Consolidation”). All numbers of, and prices per, Common Share in this Circular have been adjusted to give effect to the Consolidation and represent Common Shares on a post-Consolidation basis, unless otherwise specified.

Unless otherwise indicated, calculations of percentage amounts or amounts per Common Share set forth in this Circular are based on 24,767,141 Common Shares issued and outstanding as of the close of business on September 26, 2025.

Figures, columns and rows presented in tables provided in this Circular may not add due to rounding.

All statements in this Circular made by or on behalf of executive officers and directors are made in such persons’ capacities as executive officers and/or directors, as the case may be, of Elemental and not in their personal capacities.

All dollar amounts referenced as “$”, “C$” or “CAD” are references to Canadian dollars, all references to “US$” or “USD” are references to United States dollars.

The information found on, or accessible through, Elemental’s website does not form part of this Circular.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

This Circular and the documents incorporated by reference into this Circular contain forward-looking statements and forward-looking information (collectively, “forward-looking information”) within the meaning of applicable Canadian securities laws. All statements other than statements of historical fact may be forward-looking information. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “target”, “scheduled”, “potential”, or other similar words (including negative and grammatical variations), or statements that certain events or conditions “may”, “should”, “might” or “could” occur. Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements, including risks associated with the impact of general economic conditions, industry conditions, governmental regulation, competition from other industry participants, stock market volatility and Elemental’s ability to access sufficient capital from internal and external sources, the risks discussed in the section entitled “Risk Factors” in Elemental’s annual information form dated August 18, 2025 (the “Annual Information Form”), which is filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada (other than Quebec) and Elemental’s other public disclosure documents, and other factors, many of which are beyond Elemental’s control. Elemental believes the expectations reflected in this forward-looking information is reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking information included in this Circular should not be unduly relied upon.

Specific forward-looking information contained in this Circular includes, among others, statements concerning:

•	the Private Placement (as defined below) and the completion thereof;
•	the Arrangement (as defined below) and the completion thereof;
•	the anticipated timing for completion of the Arrangement and the Private Placement;

•	the anticipated use of proceeds of the Private Placement;

•	statements relating to the business and future activities of Elemental and EMX (as defined below) after the date of this Circular and prior to the closing of the Arrangement;

•	the likelihood of the Arrangement and the Private Placement being completed;

•	the ability to obtain all regulatory and other approvals required to complete the Arrangement and the Private Placement;

•	the fulfillment of covenants of Elemental and Tether Investments S.A. de C.V. (“Tether”) in relation to the Private Placement;

•	the fulfillment of covenants of Elemental, Acquireco (as defined below) and EMX in relation to the Arrangement;

•	statements made in, and based upon, the Fairness Opinion;

•	the approval of the Arrangement by, among others, shareholders and optionholders of EMX and the Supreme Court of British Columbia;

•	the approval of the Private Placement and the other matters set out herein by the Shareholders;

•	the number of Common Shares expected to be issued pursuant to the Arrangement;

•	the number of Common Shares expected to be issued pursuant to the Private Placement;

•	the expected ownership percentage of Tether after closing the Private Placement and the Arrangement;

•	the listing of the Common Shares on either the NASDAQ Stock Market or the NYSE American stock exchange;

•	the expected market capitalization of the combined company after the closing of the Arrangement (the “Combined Company”);

•	Tether’s exercise of the option pursuant to the Alpha Option Agreement (as defined below) and the terms and conditions of the Letter Agreement (as defined below) with Elemental’s lenders in connection therewith; and

•	other statements that are not historical facts.

Forward-looking information is based on, among other things, Elemental’s expectations regarding its future growth, results of operations, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, plans for the exploration, development and operation of the mineral properties that underly the Company’s and EMX’s royalty interests by the respective operators thereof, environmental matters, business prospects and opportunities. Such forward-looking information reflects Elemental’s current beliefs and assumptions and is based on information currently available to it.

With respect to forward looking information contained in this Circular, assumptions have been made regarding, among other things:

•	government practices, and the regulatory framework governing corporation and securities matters in the jurisdictions in which Elemental conducts and will conduct its business;

•	current and future sources of funding for Elemental or the Combined Company;

•	Elemental’s ability to obtain funding on acceptable terms;

•	Elemental, Acquireco and EMX’s ability to obtain, in a timely manner and on satisfactory terms, the necessary court, securityholder, regulatory, and other third-party approvals in accordance with the terms of the Arrangement Agreement (as defined below);

•	Elemental’s ability to satisfy the conditions to closing the Laverton Acquisition and Dugbe Acquisition (each as defined herein);

•	Elemental, Acquireco and EMX’s ability to satisfy, in a timely manner, the other conditions of closing of the Arrangement;

•	Elemental and Tether’s ability to satisfy, in a timely manner, the conditions of closing of the Private Placement;

•	Elemental and Tether’s ability to obtain regulatory approvals for the Private Placement;

•	The timeline to complete the Private Placement and the Arrangement;

•	the listing of the Common Shares to be issued or issuable pursuant to the Arrangement and the Private Placement;

•	the adequacy of financial resources of Elemental and Tether;

•	the number and value of accretive acquisition opportunities for Elemental;

•	the potential impacts on existing business relationships due to the announcement and resource allocation toward the Arrangement;

•	the impact of Tether’s exercise of the option pursuant to the Alpha Option Agreement;

•	competitive dynamics and market responses;

•	currency exchange rates;

•	favourable equity capital markets;

•	stability in financial capital markets;

•	general economic conditions; and

•	the potential of material adverse changes or disruptions affecting Elemental.

Many of the foregoing assumptions are subject to change and are beyond Elemental’s control.

Some of the risks that could affect Elemental’s future results and could cause results to differ materially from those expressed in the forward-looking information include:

•	the commercial and business plans of Elemental;

•	changes in laws and regulations, including regulatory and securities laws, and the interpretation of such changes to Elemental’s business;

•	competition for, among other things, capital, the acquisition of royalty interests and skilled personnel;

•	risks arising from future acquisition activities;

•	sufficiency of funds;

•	general economic, market and business conditions;

•	national or global financial crisis;

•	foreign exchange rate and associated risks;

•	stock market volatility and market valuations;

•	the need to obtain regulatory approvals and maintain compliance with regulatory requirements;

•	the extent of, and cost of compliance with, laws and regulations and the effect of changes in such laws and regulations from time to time including changes which could restrict Elemental’s ability to access foreign capital;

•	potential conflicts of interest;

•	risks associated with Tether as a control person of Elemental or the Combined Company;

•	closing conditions that may prevent the completion of the Private Placement which are outside the control of Elemental and Tether, including, but not limited to, receipt of Shareholder approval and the TSX Venture Exchange (“TSXV”) accepting the listing of the Common Shares;

•	failure to complete the Private Placement could result in the Arrangement not closing, thereby negatively impacting the market price of the Common Shares and future business and financial results of Elemental;

•	the dilutive effect on Shareholders arising from the Private Placement and the Arrangement could impact the value of the Common Shares;

•	the Subscription Agreement may be terminated by Elemental or Tether in certain circumstances;

•	as a Control Person of the Company, Tether may exert significant influence over matters requiring Shareholder approval, including, but not limited to, the election of directors of Elemental;

•	management will ultimately exercise its discretion respecting how the proceeds of the Private Placement are put to use;

•	closing conditions that may prevent the completion of the Private Placement and/or the Arrangement which are outside the control of Elemental, including, but not limited to, receipt of Shareholder approval of the Private Placement and the receipt of securityholder approval of the Arrangement from shareholders and optionholders of EMX;

•	if Tether exercises the option pursuant to the Alpha Option Agreement, it may constitute an event of default under Elemental’s credit facility (which is currently undrawn) because it constitutes a change of control under such facility and the Letter Agreement in connection therewith entered into among Elemental and its lenders consenting to such change of control is temporary in scope, time-limited, and subject to certain other conditions;

•	failure to complete the Arrangement when planned or at all or on the terms and conditions set forth in the Arrangement Agreement could negatively impact the market price of the Common Shares and future business and financial results of Elemental;

•	the dilutive effect on Shareholders arising from the Private Placement and the Arrangement could impact the value of the Common Shares; and

•	the Arrangement Agreement may be terminated by Elemental or EMX in certain circumstances.

The foregoing list of risks, uncertainties and factors is not intended to be exhaustive. The effect of any one risk, uncertainty or factor on particular forward-looking information is uncertain because these factors are independent, and Elemental’s future course of action would depend on an assessment of all available information at that time. Based on information available to Elemental on the date of this Circular, management believes that the expectations in the forward-looking information are reasonable, however there can be no assurance as to Elemental’s future results (financial and otherwise), levels of activity or achievements.

Although the forward-looking information is based on assumptions which Elemental believes to be reasonable, Elemental does not make any assurance that actual results will be consistent with such forward-looking information. Such forward-looking information is made as of the date of this Circular unless otherwise stated, and Elemental does not assume any obligation to update or revise such information to reflect new events or circumstances, except as required by applicable Canadian securities laws. Due to the risks, uncertainties and assumptions inherent in forward-looking information, readers should not place undue reliance on this forward-looking information.

This cautionary statement qualifies all forward-looking information contained in this Circular.

RECENT DEVELOPMENTS

On September 4, 2025, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with EMX Royalty Corp. (“EMX”) and a wholly-owned subsidiary of the Company, 1554829 B.C. Ltd. (“Acquireco”), pursuant to which the Company has agreed acquire, indirectly though an amalgamation of Acquireco with EMX, all of the issued and outstanding common shares of EMX (the “EMX Shares”) pursuant to a court-approved plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (the “Arrangement”). Subject to the approval by Shareholders of the Name Change Resolution at the Meeting, the Combined Company will continue after the completion of the Arrangement under the new name “Elemental Royalty Corp.”

Concurrently with the execution of the Arrangement Agreement, and in support of the Arrangement, the Company and Tether entered into a subscription agreement (the “Subscription Agreement”) pursuant to which Tether has agreed to purchase and the Company has agreed to issue, on a private placement basis (the “Private Placement”), 7,502,502 Common Shares, at a price of C$18.38 (or US$13.33) per Common Share, for aggregate gross proceeds of approximately C$137,896,000 (or approximately US$100,000,000, based on an exchange rate of C$1.00 = US$0.7231, being the indicative exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada on September 4, 2025 (the “Exchange Rate”)).

Under the terms of the Arrangement Agreement and pursuant to the Plan of Arrangement, shareholders of EMX will receive 0.2822 Common Shares (the “Consideration”) for each EMX Share held (the “Exchange Ratio”). In addition, pursuant to the Arrangement or otherwise in connection therewith: (i) each EMX restricted share unit outstanding as at the effective time of the Arrangement shall be deemed to be immediately vested and settled for an EMX Share to be exchanged (subject to any applicable withholdings) for the Consideration; (ii) each EMX common share purchase option outstanding as at the effective time of the Arrangement shall be exchanged at the time set forth in the Plan of Arrangement for a replacement option to acquire a number of Common Shares equal to the number of EMX Shares subject to such option immediately prior to the effective time of the Arrangement multiplied by the Exchange Ratio (rounded down to the nearest whole number of Common Shares) at an exercise price per Common Share being the exercise price per EMX Share underlying such option immediately prior to the effective time of the Arrangement divided by the Exchange Ratio (rounded up to the nearest whole cent); (iii) each EMX deferred share unit outstanding as at the effective time of the Arrangement will be deemed to be vested and exchanged at the time set forth in the Plan of Arrangement for the right to receive a cash payment; and (iv) each EMX share purchase warrant shall be adjusted in accordance with its terms to entitle the respective holder thereof to receive the Consideration in lieu of EMX Shares to which such holder was theretofore entitled upon such exercise.

Upon completion of the Arrangement, including the Private Placement, existing Shareholders and former EMX shareholders will own approximately 51% and 49% of the outstanding common shares of the Combined Company, respectively, on a basic basis. The implied market capitalization of the Combined Company is estimated at US$933 million (assuming approximately 62.9 million outstanding common shares of the Combined Company on the completion of the Arrangement and the Private Placement, and based on the closing price of the Common Shares on September 4, 2025 of C$20.50 per share, converted to United States dollars at the Exchange Rate).

Fairness Opinion

By letter agreement dated August 31, 2025 (the “Engagement Agreement”), the Company retained GenCap Mining Advisory Ltd. (“GenCap”) to act as financial advisor in connection with the Arrangement. Pursuant to the Engagement Agreement, the Company requested that GenCap prepare and deliver a written opinion (the “Fairness Opinion”). The Fairness Opinion states that, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the Fairness Opinion, and such other matters as GenCap considered relevant, as of the date of the Fairness Opinion, that the Exchange Ratio is fair, from a financial point of view, to the Shareholders (other than Tether).

The Fairness Opinion was provided for the use of the Board in considering the Arrangement, and may not be disclosed, referred or communicated to, or relied upon by, any third party without the prior written consent of GenCap. The complete text of the Fairness Opinion, which sets forth, among other things, the assumptions made, information received and matters considered in rendering the Fairness Opinion, as well as the limitations and qualifications to which the opinion is subject, is attached to this Circular as Schedule A. The Fairness Opinion addresses only the Board, and is not and should not be construed as a valuation of the Company or any of its assets or securities. Shareholders are urged to, and should, read the Fairness Opinion in its entirety. The summary of the Fairness Opinion described in this Circular is qualified in its entirety by reference to the full text of the Fairness Opinion.

The Board, following review of the Arrangement Agreement and the documents ancillary thereto, and after consultation with its financial and legal advisors, concurs with the views expressed in the Fairness Opinion and such views were an important consideration in the Board’s decision to unanimously determine (with interested directors abstaining) that the Arrangement is in the best interests of the Company and authorize the Company to enter into the Arrangement Agreement.

Neither GenCap, nor any of its affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, EMX, or any of their respective associates or affiliates.

The fees received by GenCap upon the delivery of its Fairness Opinion are not conditional upon the conclusion of the Fairness Opinion or the completion of the Arrangement. The Company agreed to reimburse GenCap for its reasonable out-of-pocket expenses and to indemnify GenCap against certain liabilities which might arise out of its engagement.

VOTING SECURITIES

The authorized share capital of the Company consists of an unlimited number of Common Shares. As at the close of business on September 26, 2025, there were 24,767,141 Common Shares issued and outstanding. Each Common Share entitles the holder thereof to one (1) vote on all matters to be acted upon at the Meeting.

Registered holders of Common Shares as at the close of business on the Record Date are entitled to vote their Common Shares (or, if a completed and executed Instrument of Proxy has been delivered to the Company’s transfer agent, Computershare Trust Company, within the time specified in the Notice of Meeting, to vote by proxy) at the Meeting on the basis of one (1) vote for each Common Share held except to the extent that: (i) such Shareholder transfers such Shareholder’s shares after the close of business on the Record Date; and (ii) such transferee, at least ten (10) days prior to the Meeting, produces properly endorsed share certificates to the secretary or transfer agent of the Company or otherwise establishes such transferee’s ownership of the Common Shares, in which case the transferee may vote those Common Shares at the Meeting.

The Company’s articles provide that the quorum for the transaction of business at the Meeting consists of two persons who are, or who represent by proxy, Shareholders who, in the aggregate hold at least 5% of the issued shares entitled to be voted at the Meeting.

Principal Holders

To the knowledge of the Board and the executive officers of the Company, as of the Record Date, no person, firm or company beneficially owns, controls or directs, directly or indirectly, voting securities of the Company carrying ten percent (10%) or more of the voting rights attached to all issued and outstanding Common Shares, other than as set out below:

Name of Shareholder	Number of Common Shares Beneficially Owned, or over which Control or Direction is Exercised, Directly or Indirectly	Percentage of Common Shares Beneficially Owned, or over which Control or Direction is Exercised, Directly or Indirectly

Tether Investments S.A. de C.V.	9,278,229(1)	37.5%(2)

Alpha 1 SPV Limited	3,444,458(1)	13.9%(2)

Notes:

(1) According to the early warning reports dated June 10, 2025 and June 17, 2025 filed by each of Tether and Alpha 1 (as defined below), pursuant to the Alpha Option Agreement (as defined below), Alpha 1 granted Tether the option to acquire (but not the obligation to acquire) all of the 3,444,458 Common Shares that Alpha 1 owns. According to the early warning reports dated June 10, 2025, June 17, 2025 and September 18, 2025 filed by Tether, under the Alpha Option Agreement, Tether has the ability to direct Alpha 1 to vote or refrain from voting the Common Shares subject to the Alpha Option Agreement, and to tender or refrain from tendering the Common Shares subject to the Alpha Option Agreement in respect of tendering to take-over bids and other similar transactions, provided that doing so does not contravene the existing contractual arrangements between Alpha 1 and the Company.

(2) The shareholding percentage is subject to change should the option noted above be exercised by Tether.

Upon completion of the Private Placement and the Arrangement, and assuming Tether’s exercise of the option pursuant to the Alpha Option Agreement before such completion, Tether is expected to beneficially own or control 20,225,189 Common Shares (31.8%). If Tether does not exercise the option pursuant to the Alpha Option Agreement, at completion of the Private Placement and the Arrangement Tether is expected to beneficially own or control 16,780,731 Common Shares (26.4%); however, based on discussions with Tether, Elemental understands that Tether intends to exercise such option prior to the completion of the Arrangement and Private Placement.

Common Shares

The Common Shares are without par value and entitle the holders thereof to receive notice of, attend and vote at all meetings of the Shareholders of the Company. Each Common Share carries one vote at such meetings. Holders of Common Shares are entitled to dividends if, as and when declared by the Board. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all outstanding debts, the remaining assets of the Company available for distribution will be distributed to the holders of Common Shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the Company’s compensation plans under which equity securities, including stock option (“Options”), restricted share units (“RSUs”) and performance share units (“PSUs”) of Elemental, are authorized for issuance as at December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	PSUs – 50,000 Options – 1,903,095 RSUs – 154,100	PSUs – N/A Options – C$14.25 RSUs – C$10.50	PSUs and RSUs – 188,900 Options – 554,531
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	PSUs – 50,000 Options – 1,903,095 RSUs – 154,100	PSUs – N/A Options – C$14.25 RSUs – C$10.50	PSUs and RSUs – 188,900 Options – 554,531

Trading in Common Shares

The Common Shares are traded on the TSXV under the symbol “ELE”. It is a condition to the closing of the Arrangement that the Common Shares also become listed on either the NASDAQ Stock Market or the NYSE American stock exchange such that after completion of the Arrangement and the Private Placement, the Common Shares will be listed on both the TSXV and a stock exchange in the United States. On September 3, 2025, being the date prior to announcement of the Private Placement, the closing price of the Common Shares on the TSXV was C$20.60. The following table sets out the volume of trading and price range of the Common Shares in the 6-month period preceding the date of the announcement of the Subscription Agreement (as defined below).

Month	Monthly High Price	Monthly Low Price	Close	Volume
March 2025	$14.20	$11.50	$12.90	132,976
April 2025	$15.20	$11.80	$14.80	152,221
May 2025	$16.00	$13.20	$14.50	187,220
June 2025	$19.90	$14.10	$18.90	409,103
July 2025	$22.00	$18.80	$19.60	371,482
August 2025	$21.50	$19.50	$20.30	151,427
September 1 - 3, 2025	$21.20	$20.00	$20.60	40,352

Ownership of Common Shares

The following table sets out, as of the date of this Circular, the number and percentage of Common Shares beneficially owned, or over which control or direction is exercised (a) by each director and officer of the Company; and (b) if known after reasonable inquiry, by (i) each associate or affiliate of an insider of the Company, (ii) each associate or affiliate of the Company, (iii) an insider of the Company, other than a director or officer of the Company, and (iv) each person acting jointly or in concert with the Company.

Name and Relationship with the Company	Number of Common Shares Beneficially Owned, Controlled or Directed	Percentage of Outstanding Common Shares (on a non-diluted basis)
Juan Sartori(1) (Director and Executive Chairman)	Nil	N/A
Simon Vumbaca(2) (Director)	Nil	N/A
Ravi Sood(3) (Director)	Nil	N/A
Prashant Francis(4) (Director)	Nil	N/A
Sandeep Singh(5) (Director)	Nil	N/A
Frederick Bell(6) (CEO)	326,842	1.3%
David Baker(7) (CFO)	25,115	0.1%
David Gossen(8) (General Counsel and Corporate Secretary)	Nil	N/A
Tether Investments S.A. de C.V. (Insider of the Company)	9,278,229(9)	37.5%(10)
Alpha 1 SPV Limited (Insider of the Company)	3,444,458(9)	13.9%(10)

Notes:

(1)	Mr. Sartori holds 62,500 Options and 36,000 RSUs.

(2)	Mr. Vumbaca holds 7,893 Options.

(3)	Mr. Sood holds 7,893 Options.

(4)	Mr. Francis holds 30,181 Options.

(5)	Mr. Singh holds 25,151 Options.

(6)	Mr. Bell holds 205,000 Options and 35,500 RSUs.

(7)	Mr. Baker holds 110,000 Options and 23,250 RSUs.

(8)	Mr. Gossen holds 46,900 Options and 12,725 RSUs.

(9)	As set out in “Matters to be Acted upon at the Meeting – 1. Approval of Control Person”, pursuant to Alpha Option Agreement, Alpha 1 granted Tether the option to acquire (but not the obligation to acquire) all of the 3,444,458 Common Shares that Alpha 1 owns.

(10)	The shareholding percentage is subject to change should the option noted above be exercised by Tether.

Commitments to Acquire Securities

Except as otherwise described in this Circular, including in “Matters to be Acted upon at the Meeting – 1. Approval of Control Person” and “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement” and except with respect to Common Shares that may be acquired upon the exercise of outstanding equity incentive securities issued under the Company’s omnibus equity incentive plan, none of the Company or its directors or officers or, to the knowledge of the Company after reasonable inquiry, any of the associates or affiliates of an insider of the Company, any associate or affiliate of the Company, any insider of the Company other than a director or officer of the Company, or any person acting jointly or in concert with the Company, has any agreement, commitment or understanding to acquire securities of the Company.

Benefits from the Private Placement

With the exception of Tether, Mr. Sartori, and Alpha 1 SPV Limited, none of the persons referred to in the table above under the heading “Ownership of Common Shares” will, to the knowledge of the Company, derive any direct or indirect benefits by approving or rejecting the Private Placement Resolution (as defined below) or the Control Person Resolution (as defined below). For details of such benefits, including a discussion of exclusion of votes from the respective approvals, see: “Matters to be Acted upon at the Meeting – 2. Approval of Control Person”, and “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement”.

Material Changes in the Affairs of the Company

As of the date of this Circular, there have been no material changes in the affairs of the Company that have not been publicly disclosed in accordance with Canadian securities laws.

Arrangements between the Company and the Shareholders

Other than the Subscription Agreement, there are no agreements, commitments or understandings between the Company and any Shareholders relating to the Private Placement.

Previous Purchases and Sales

The following table summarizes the securities of the Company purchased or sold by the Company during the twelve (12) months preceding the date of the announcement of the Subscription Agreement (as defined below), excluding securities purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights.

Date of Issuance	Type of Security / Transaction	Price per Security or Exercise Price per Security	Number and Type of Securities Issued
October 29, 2024	Common Shares issued as consideration for acquisition of remaining 50% interest in each of Alpha 2 SPV Limited and Alpha 3 SPV Limited from an affiliate of AlphaStream Limited	C$11.00	3,444,458 Common Shares
October 29, 2024	Common Shares issued to La Manch Investments S.à r.l pursuant to a private placement	C$11.00	1,614,194 Common Share
February 2025	Options issued to eligible directors and officers pursuant to incentive compensation plan	C$12.60	445,587 Options
February 2025	RSUs issued to eligible directors and officers pursuant to incentive compensation plan	C$12.20	57,000 RSUs
February 2025	Options issued to eligible directors and officers pursuant to incentive compensation plan	C$16.00	78,285 Options
February 2025	RSUs issued to eligible directors and officers pursuant to incentive compensation plan	C$19.90	36,000 RSUs

Previous Distributions

The following table summarizes the securities of the Company that were distributed during the five (5) years preceding the date of the announcement of the Subscription Agreement, other than distributions of securities pursuant to the Company’s equity incentive plans under which equity securities are authorized for issuance.

Date of Issuance	Type of Security	Issue Price / Exercise Price	Number Issued	Aggregate Proceeds
February 8, 2021	Common Shares pursuant to a private placement	C$15.00	1,074,813	C$16,122,198
February 8, 2021	Common Shares issued as part of the acquisition of the South32 royalty portfolio	C$15.00	1,306,510	C$19,597,650
February 8, 2021	Common Shares issued as a finance cost pursuant to the Amended and Restated Create Agreement with Sprott	C$15.00	65,326	C$979,882.50
March 31, 2022	Common Shares pursuant to a private placement	C$15.10	927,500	C$14,005,250
August 16, 2022	Common Shares pursuant to the acquisition of Altus Strategies plc	See Note (1)	6,968,900	N/A (transaction was a share exchange)
December 1, 2022	Common Shares pursuant to a conversion of loan principal and accumulated interest	C$12.80	2,895,980	US$27,559,844 of loan principal and accumulated interest converted into Common Shares
December 20, 2022	Common Shares pursuant to a private placement	C$12.80	397,100	C$5,082,876.16
February 21, 2023	Common Shares issued as partial consideration pursuant to acquisition from First Mining	C$13.10	159,816	C$2,093,592.22
September 7, 2023	Common Shares issued as consideration pursuant to acquisition of Cactus and Nyanga from RCF Opportunities Fund LP	C$12.00	1,111,111	C$13,333,333.20
October 29, 2024	Common Shares issued as consideration pursuant to acquisition of Alpha 2 SPV Limited and Alpha 3 SPV Limited	C$11.00	3,444,458	C$37,889,038
October 29, 2024	Common Shares pursuant to a private placement	C$11.00	1,614,194	C$17,756,134

Note:

(1)	On August 16, 2022, the Company completed a merger with Altus Strategies plc (“Altus”). Under the merger terms, the Company acquired all issued and outstanding shares of Altus, with each Altus share exchanged for 0.594 Common Shares (on a pre-Consolidation basis). The Company issued 69,688,995 Common Shares (on a pre-Consolidation basis) to Altus shareholders at a fair value of $67.34 million as determined by the trading price of the Common Shares on the TSXV at such time.

Dividend Policy

The Company has not paid any cash dividends or distributions on the Common Shares during the two years preceding the date of the announcement of the Subscription Agreement (as defined below). While there are no restrictions on the Company’s ability to pay dividends, the Company dos not presently have any plans or intention to declare a dividend. The Company has no dividend or distribution policy.

Expenses of the Private Placement

The Company expects to incur expenses of approximately C$300,000 in connection with the Private Placement, which includes advisory, legal, accounting, filing, printing, mailing, and meeting fees.

MATTERS TO BE ACTED UPON AT THE MEETING

1.            Approval of Control Person

Under TSXV Policy 1.1, a “Control Person” is defined as any person that holds or is one of a combination of persons that holds a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or that holds more than 20% of the outstanding voting shares of an issuer except where there is evidence showing that the holder of those securities does not materially affect the control of the issuer. Pursuant to TSXV Policy 5.3, if a transaction will result in the creation of a new Control Person, the TSXV will require the Company to obtain shareholder approval of the creation of the new Control Person on a disinterested basis, meaning that the votes attached to the listed shares held by the new Control Person and its “Associates” and “Affiliates” (as defined in TSXV Policy 1.1) are excluded from the calculation of such approval.

Tether is a Control Person of the Company as it holds more than 20% of the outstanding voting shares of Elemental. According to publicly available information, Tether acquired its Common Shares by way of secondary market purchases, including by way of block trades from La Mancha Investments S.à.r.l. (“La Mancha”), who held approximately 31.9% of the Common Shares. In particular, on June 10, 2025, Tether announced its acquisition of 78,421,780 Common Shares on a pre-Consolidation basis, being 7,842,178 Common Shares on a post-Consolidation basis, from La Mancha. Concurrently with this acquisition of Common Shares, Tether entered into an option agreement (the “Alpha Option Agreement”) dated June 10, 2025 with AlphaStream Limited and its wholly owned subsidiary Alpha 1 SPV Limited (“Alpha 1”), which holds approximately 14% of the Common Shares. Pursuant to the Alpha Option Agreement, Tether was granted an option, but not the obligation, to acquire subject to certain terms and conditions, an aggregate of 34,444,580 Common Shares on a pre-Consolidation basis, being 3,444,458 Common Shares on a post-Consolidation basis. The option to acquire such Common Shares under the Alpha Option Agreement will not become exercisable prior to October 29, 2025, without the consent of the Company (which consent was subsequently granted by the Company). Tether publicly announced that it completed these acquisitions of Common Shares in reliance on exemptions from the take-over bid requirements of Canadian securities laws set forth in Section 4.2 of National Instrument 62-104 – Take-Over Bids and Issuer Bids. As of the date of this Circular, Tether owns 9,278,229 Common Shares, representing approximately 37.5% of the issued and outstanding Common Shares. Based on discussions with Tether, Elemental understands that Tether intends to exercise the option under the Alpha Option Agreement prior to the completion of the Arrangement and Private Placement.

Tether is a corporation organized under the laws of the Republic of El Salvador and is an affiliate of the Tether group of companies. Based on publicly available information, Tether is focused on strategic investments that complement its vision for open financial systems supported by digital and real-world assets. Mr. Juan Sartori, Executive Chairman of the Company, is a principal of Tether.

As a Control Person of the Company, Tether may exert significant influence over matters requiring shareholder approval, including, but not limited to, the election of directors of Elemental. For a summary of Tether’s beneficial ownership or control of the Common Shares, assuming completion of the Private Placement and the Arrangement, see “Voting Securities – Principal Holders”. See also “Risk Factors”.

Management has reviewed the Control Person Resolution, and, considering Tether’s large holdings of United States treasuries and growing investments in the gold sector and the financial support that Tether is providing to Elemental pursuant to the Private Placement, believes that Tether’s involvement as a Control Person of Elemental will enhance the Company’s access to strategic capital, strengthen its market capacity, and provide valuable support to the Company in its next phase of growth including by way of supporting the Combined Company that will result from the Arrangement. If the Control Person Resolution is not approved at the Meeting, then the Company will not be able to complete the Private Placement even if the Private Placement Resolution is approved absent the approval of the TSXV, in which event a condition precedent to completion of the Arrangement in favour of EMX would not be satisfied and EMX could determine to terminate the Arrangement Agreement. Accordingly, the Board has unanimously determined (with interested directors abstaining) that the Control Person Resolution is in the best interest of the Company, and recommends Shareholders vote FOR approving the Control Person Resolution.

Shareholders will be asked at the Meeting to consider and, if deemed advisable, to ratify, confirm, and approve the resolution as set out below (the “Control Person Resolution”). The Control Person Resolution must be approved by at least a simple majority of the votes cast by Shareholders in person or by proxy at the Meeting, excluding votes attached to the Common Shares owned or controlled by Tether and its “Associates” and “Affiliates” (as such terms are defined in TSXV Policy 1.1), including the Common Shares subject to the Alpha Option Agreement of which Tether has the right to direct the voting. To the knowledge of the Company, no such Affiliates or Associates of Tether hold any Common Shares.

The Board unanimously recommends (with interested directors abstaining) that the disinterested Shareholders vote FOR the Control Person Resolution. Unless otherwise directed, Instruments of Proxy given pursuant to this solicitation by the management of the Company will be voted FOR the Control Person Resolution

“BE IT RESOLVED as an ordinary resolution of the disinterested Shareholders that:

1.	the creation of a Control Person (as such term is defined in TSXV Policy 1.1) of the Company, being Tether Investments S.A. de C.V., as more particularly set out in the management information circular of the Company dated September 29, 2025, is hereby ratified, confirmed and approved;

2.	any one director or officer of the Company is hereby authorized and directed on behalf of the Company to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things that may be necessary or desirable to give effect to the foregoing resolutions; and

3.	all previous actions by the directors and officers of the Company in connection with these resolutions and the creation of Tether Investments S.A. de C.V. as a Control Person, are hereby confirmed, ratified and approved.”

2.	Approval of Private Placement

Background

Following Tether’s initial purchase of Common Shares in June, 2025, Juan Sartori became Elemental’s Executive Chairman. In July, 2025, Mr. Sartori and Elemental’s Chief Executive Officer, Frederick Bell, met with EMX’s Chief Financial Officer in order to introduce EMX to Tether, and discuss the possibility of re-engaging in business combination discussions that had been taking place between management of EMX and management of Elemental off-and-on since September, 2023, but had not advanced to the stage of an executed letter of intent. Subsequent discussions took place in July, 2025 by and among Elemental, EMX and Tether in connection with a business combination transaction between Elemental and EMX and potential increased investment in Elemental by Tether, resulting in the execution of a letter of intent in respect of a business combination transaction between Elemental and EMX on July 31, 2025.

In parallel, and following the investment by Tether in June 2025, the number and value of accretive acquisition opportunities under review by the Company increased substantially. The funding required to pursue these opportunities exceeded the Company’s available liquidity, and Tether indicated to the Company that it would consider providing an equity investment in Elemental to support the financing of new royalty and streaming opportunities. In August, 2025, in the course of negotiating the Arrangement Agreement, it was agreed between Elemental and EMX that the proposed financing with Tether would be cross-conditional with the completion of the Arrangement due to the importance of the financing for the pro forma combined entity and to ensure certainty on the terms, the relative valuation and the pro forma capitalization. At the same time, Tether agreed that it would be willing to invest US$100,000,000 in Elemental, on the condition that the Arrangement be completed concurrently. During the remainder of August, 2025, while Elemental, EMX and their respective advisors negotiated the Arrangement Agreement, Elemental, Tether and their respective advisors also negotiated the Subscription Agreement.

On September 4, 2025, the Company entered into the Arrangement Agreement with EMX and a wholly-owned subsidiary of the Company, Acquireco, pursuant to which the Company has agreed to acquire, indirectly through an amalgamation of Acquireco and EMX, all of the issued and outstanding EMX Shares pursuant to the Plan of Arrangement. Subject to the approval by Shareholders of the Name Change Resolution at the Meeting, the combined company will continue after the completion of the Arrangement under the new name “Elemental Royalty Corp.” GenCap has provided an opinion to the Board stating that, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the Fairness Opinion, and such other matters as GenCap considered relevant, as of the date of the Fairness Opinion, that the Exchange Ratio provided pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders (other than Tether). See “Recent Developments – Fairness Opinion.”

Concurrently with the execution of the Arrangement Agreement, and in support of the Arrangement, the Company and Tether entered into the Subscription Agreement pursuant to which Tether has agreed to purchase and the Company has agreed to issue, on a private placement basis, 7,502,502 Common Shares, at a price of C$18.38 (or US$13.33) per Common Share, for aggregate gross proceeds of approximately C$137,896,000 (or approximately US$100,000,000, based on an exchange rate of C$1.00 = US$0.7231, being the indicative exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada on September 4, 2025). Concurrent with the execution of the Subscription Agreement, Tether also entered into a Voting Agreement with EMX (see “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement - Voting Support Agreements”). Since Tether is a “control person” of the Company (as such term is interpreted pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”)), the Private Placement will be a related party transaction under MI 61-101 and TSXV Policy 5.9, as further discussed under “Matters to Be Acted upon at the Meeting – 2. Approval of Private Placement – Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.”

It is a condition precedent to the completion of the Arrangement that all conditions precedent to the completion of the Private Placement have been satisfied and it is a condition to closing of the Private Placement that Tether shall be satisfied, acting reasonably, that all conditions precedent to the completion of the Arrangement have been satisfied. Accordingly, the Arrangement and the Private Placement will be completed concurrently. See “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement – Subscription Agreement – Conditions of Closing of the Private Placement”.

If the Control Person Resolution and the Private Placement Resolution are not approved at the Meeting by the Shareholders, each of EMX and Elemental has the right to terminate the Arrangement Agreement, provided that no party to the Arrangement Agreement shall have the right to terminate the Arrangement Agreement in such circumstance if the failure to obtain such approvals has been principally caused by a breach by such party of any of its representations or warranties, or the failure of such party to perform any of its covenants or agreements, under the Arrangement Agreement. In the case of EMX’s termination of the Arrangement Agreement in the circumstances described in this paragraph, Elemental is required to pay the reasonable and documented expenses of third party representatives of EMX incurred in respect of the Arrangement and the Arrangement Agreement up to a maximum amount of C$2,000,000 (an “Expense Reimbursement Payment”).

Reasons for the Private Placement

In reaching its decision to approve the Private Placement and unanimously recommend (with conflicted directors abstaining) that Shareholders vote in favour of the Private Placement Resolution, the Board considered, among other things, the benefits, financial support and future opportunities that the strategic relationship with Tether can bring to the Company. The Board specifically considered the following factors:

•	Cornerstone Shareholder and Access to Significant Capital. Elemental and the Shareholders will benefit from the support Tether can bring to Elemental in terms of strategic perspective and funding capability. As a result of the Private Placement and the concurrent completion of the Arrangement, and assuming the exercise of the option with Alpha 1 pursuant to the Alpha Option Agreement, Tether will maintain more than a 30% interest in Elemental. Accordingly, Elemental believes that the Company will benefit from Tether’s financial support of the Company, thereby materially enhancing Elemental’s ability to pursue and close accretive royalty and streaming acquisitions.

•	Unlocked Growth Profile. With a long term funding partner, the Company can act quickly and competitively on high-quality opportunities in the market. Larger balance sheet capacity will allow the Company to target larger, more impactful transactions that may have been previously unattainable.

•	Enhanced Market Credibility and Visibility. Having Tether as a strategic partner bolsters the Company’s profile and credibility with counterparties and investors, signaling to investors external validation of the Company’s business model and growth strategy.

•	Improved Financial Liquidity and Balance Sheet. Upon completion of the Private Placement, the balance sheet and cash position of Elemental will be significantly improved. See “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement – Use of Proceeds and Pricing.”

The foregoing summary of the information and factors considered by the Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Private Placement, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to specific factors in reaching its conclusions and recommendations. The recommendations of Board were made after consideration of all of the above-noted factors, and were also based upon the advice of the Company’s financial and legal advisors. In addition, individual directors of Elemental may have assigned different weights to different factors.

Subscription Agreement

The following summary of the Subscription Agreement is qualified in its entirety by reference to the full text of the Subscription Agreement, which has been filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and will be available for inspection by Shareholders at the Company’s records office at Suite 1020 – 800 West Pender Street, Vancouver, British Columbia, V6C 2V6.

Pursuant to the Subscription Agreement, at the closing of the Private Placement, the Company has agreed to issue to Tether 7,502,502 Common Shares at a price of C$18.38 (or US$13.33) per Common Share, and Tether has agreed to pay to the Company aggregate gross proceeds of approximately C$137,896,000 (or approximately US$100,000,000).

Conditions of Closing of the Private Placement

At or prior to the closing of the Private Placement, the following mutual conditions must be satisfied, which conditions may be waived, in whole or in part, by the mutual consent of each of the Company and Tether:

•	the Control Person Resolution and the Private Placement Resolution being approved and adopted at the Meeting;

•	the Company having obtained conditional approval by the TSXV of the issuance of the Common Shares subject to the Private Placement at the price of C$18.38 (or US$13.33) per Common Share, and the listing and posting for trading of such Common Shares on the TSXV, subject only to such conditions imposed by the TSXV as are customary for a transaction similar to the Private Placement; and

•	there being no laws are in effect prohibiting the completion of the Private Placement.

Pursuant to the terms of the Subscription Agreement, Tether is not required to complete the Private Placement unless, among other conditions which are considered standard for a transaction of this nature, it is satisfied at or prior to closing of the Private Placement that:

•	the Arrangement Agreement and the terms and conditions of the Arrangement shall not have been amended or modified in any respect, or waived in any material respect, without the consent of Tether; and

•	Tether is satisfied, acting reasonably, that the conditions precedent to the completion of the Arrangement have been satisfied in accordance with their terms, including the condition that the Company has fulfilled or complied in all material respects with its covenants contained in the Subscription Agreement.

The Company is not required to complete the Private Placement unless it is satisfied that each of the conditions set out in the Subscription Agreement, which are considered standard for a transaction of this nature, are satisfied at or prior to closing of the Private Placement, including the condition that Tether has fulfilled or complied in all material respects with its covenants contained in the Subscription Agreement.

Termination of the Subscription Agreement

The Subscription Agreement may be terminated at any time prior to closing by (i) mutual written agreement, or (ii) by either the Company or Tether, in the following circumstances, among others:

•	the Control Person Resolution and the Private Placement Resolution are not approved and adopted at the Meeting, provided that the Company or Tether may not terminate the Subscription Agreement if failure to obtain approval of such resolutions has been caused by, or is a result of, a breach by the party seeking to terminate of any of its representations or warranties or the failure of such party to perform in any material respect any of its covenants or agreements under the Subscription Agreement;

•	after the date of the Subscription Agreement, any Law (as defined in the Subscription Agreement) is enacted, made, enforced or amended, as applicable, that makes the consummation of the transactions contemplated by the Subscription Agreement illegal or otherwise permanently prohibits or enjoins the Company or Tether from consummating the transactions contemplated by the Subscription Agreement and such Law has, if appealable, become final and non-appealable; provided that, a party may not terminate the Subscription Agreement if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform in any material respect any of its covenants or agreements under the Subscription Agreement and provided further that the party seeking to terminate the Subscription Agreement has used its commercially reasonable efforts to, as applicable, prevent, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the transactions contemplated by the Subscription Agreement;

•	the completion of the purchase and sale of the Common Shares under the Private Placement and the transactions contemplated by the Subscription Agreement does not occur on or prior to the outside date (the “Outside Date”), as the term is defined in the Arrangement Agreement, being the date that is five months from the date of the Arrangement Agreement or such later date as may be agreed to in writing by the parties to the Arrangement Agreement, provided that if the date upon which the Arrangement becomes effective in accordance with the Arrangement Agreement, has not occurred by the date that is five months from the date of the Arrangement Agreement as a result of any Law or Order (as defined in the Arrangement Agreement) or any action taken under any Law by any Governmental Entity (as defined in the Arrangement Agreement) that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms of the Arrangement Agreement, or the key regulatory approvals required under the Arrangement Agreement have not been obtained, provided that no key regulatory approval has been denied by a non-appealable decision of a Governmental Entity, then the Outside Date may be elected by any party to the Arrangement Agreement to be extended by a period of not less than 30 days from the then current Outside Date, provided further that, notwithstanding the foregoing, (A) a party to the Arrangement Agreement will not be permitted to extend the Outside Date if the failure to satisfy any such condition is primarily the result of the breach of such party’s failure to comply with any of its covenants in the Arrangement Agreement; and (B) the aggregate extension period for the Outside Date will not exceed 90 days from the date that is five months from the date of the Arrangement Agreement or such other maximum number of days from the date that is five months from the date of the Arrangement Agreement that may agreed to in writing by the parties. The Company and Tether may not terminate the Subscription Agreement in this instance if the failure of closing has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform in any material respect any of its covenants or agreements under the Subscription Agreement; and

•	if the other party breaches any representation or warranty or fails to perform any covenant or agreement on the part of the other party under the Subscription Agreement such that the representations and warranties of such party are not true and correct in all material respects as of the date on which the Arrangement is completed (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of such date), and such breach or failure is incapable of being cured or, if curable prior to the Outside Date, has not been cured within the earlier of (i) 15 Business Days after the giving of notice thereof to the other party and describing such breach or failure and stating the party’s intention to terminate the Subscription Agreement and (ii) three Business Days prior to the Outside Date.

Tether may terminate the Subscription Agreement if the Arrangement Agreement is terminated or there has occurred a Material Adverse Effect (as defined in the Subscription Agreement) which is continuing. The Company may terminate the Subscription Agreement if the Arrangement Agreement is terminated and the Company is prohibited from completing the Private Placement pursuant to any Law, including pursuant to any policy of or directive from the TSXV.

Termination Fee

The Arrangement Agreement provides that Elemental shall pay to EMX a termination fee in the amount of C$15,753,038 (the “Termination Fee”) if EMX terminates the Arrangement Agreement due to the Subscription Agreement being terminated for any reason (for greater certainty, other than where the effective time of the Arrangement shall not have occurred on or before the Outside Date and such non-occurrence did not result from a breach of the Subscription Agreement by Elemental or Tether) and/or the conditions precedent to the completion of the Private Placement are incapable of being satisfied by the date upon which the Arrangement becomes effective, including as a result of a breach of the Subscription Agreement by Elemental or Tether, but excluding, in all cases, either the termination of the Subscription Agreement and/or such condition precedent being incapable of being satisfied solely due to the Control Person Approval and the Private Placement Approval not being obtained at the Meeting (including any adjournment or postponement thereof) in accordance with the Arrangement Agreement (the “Subscription Agreement Termination Fee Trigger”).

In connection with the Subscription Agreement Termination Fee Trigger in the Arrangement Agreement, the Subscription Agreement provides that Tether shall be responsible for reimbursing the Company for the full amount of the Termination Fee paid by Elemental to EMX pursuant to the Arrangement Agreement if, and only if, the following conditions are met:

•	the Arrangement Agreement is terminated by EMX as a result of the Subscription Agreement Termination Fee Trigger, and the Company is required to pay (and has paid) the Termination Fee due to the foregoing;

•	the Subscription Agreement has not been terminated prior to such termination of the Arrangement Agreement;

•	all of the mutual conditions and conditions to the obligations of Tether in the Subscription Agreement have been satisfied or otherwise waived by Tether (excluding conditions that, by their terms, are to be satisfied at the closing; provided, that such conditions to be satisfied at the closing would be satisfied if the closing of the Private Placement were to occur on the date the Arrangement Agreement was terminated); and

•	the closing of the Private Placement has not occurred as a result of the failure by Tether to pay, or Tether has for any reason not paid, the aggregate gross proceeds of approximately US$100,000,000 as required by or otherwise in breach of the Subscription Agreement.

Representations and Warranties

The Subscription Agreement contains representations and warranties that are customary for a transaction of this nature, including representations and warranties of the Company with respect to organization and qualification, corporation authorization, binding obligations and valid issuance, governmental authorization, non-contravention, capitalization, shareholders and similar agreements, shareholder rights plan, subsidiaries, securities law matters, financial statements, royalty interests, disclosure controls and internal controls over financial reporting, auditors, books and records, minute books, no undisclosed liabilities, absence of certain changes or events, related party transactions, compliance with law, authorizations, restrictions on conduct of business, litigation, insurance, taxes, anti-terrorism laws, corrupt practices legislation, anti-money laundering, brokers, and pre-emptive rights.

In addition, the Subscription Agreement also contains customary representations and warranties of Tether including with respect to organization and qualification, corporate authorization, binding obligations, governmental authorization, non-contravention, securities laws, anti-terrorism laws, corrupt practices legislation, anti-money laundering, United States securities laws, and funds.

Covenants

In addition to covenants with respect to the completion of the Arrangement, the Subscription Agreement contains customary covenants for a transaction of this nature, including business and operational covenants, a covenant to deliver this Circular and hold the Meeting.

Survival and Indemnification

All representations and warranties made by either party in the agreement will remain in effect for 18 months after the closing date, even if Tether sells its Common Shares during that time.

The Company has agreed to indemnify, defend and hold Tether harmless from and against any losses (other than loss of profits), damages, liabilities, judgments, penalties, fines, costs or expenses of any kind (including reasonable legal fees and expenses) (each, a “Loss” and collectively “Losses”) that may be made or brought against Tether, or that it may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

•	any inaccuracy in or breach of any of the representations and warranties of the Company contained in the Subscription Agreement or in any certificate or instrument delivered by or on behalf of the Company under the Subscription Agreement; provided that, for purposes of determining the amount of any Losses with respect thereto, all such representations and warranties that are qualified as to materiality shall be deemed not to be so qualified; or

•	any breach or non-fulfillment of any covenant or agreement of the Company in the Subscription Agreement.

The Company shall not have any liability or obligation to make any payment for Losses or otherwise with respect to the matters described above until the aggregate of all Losses therefrom exceeds C$250,000, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The maximum aggregate amount of Losses that the Company shall be required to pay to Tether shall not exceed the purchase price paid by Tether for the Common Shares under the Subscription Agreement. Tether shall not be entitled to claim indemnity in respect of any punitive or exemplary damages (including damages for loss of profits) except to the extent that such punitive or exemplary damages are awarded in favour of a third person by a court of competent jurisdiction. The Company’s indemnification obligations shall cease to apply to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable shall have determined that any Losses to which Tether may be subject were caused primarily by the wilful misconduct or fraud of Tether or a breach by Tether of the Subscription Agreement. Tether shall not be entitled to double recovery for any Loss even though such Loss may have resulted from the breach of one or more representations, warranties or covenants of the Subscription Agreement.

Voting Support Agreements

Concurrent with the execution of the Arrangement Agreement and Subscription Agreement, certain senior officers, directors and shareholders of the Company, including Tether (each, a “Supporting Shareholder”) entered into a voting and support agreement with EMX (the “Voting and Support Agreements”). As at the close of business on September 4, 2025 (being the date the Voting and Support Agreements were executed), the Supporting Shareholders collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of 9,993,322 Common Shares, representing approximately 40% of the outstanding Common Shares on a non-diluted basis.

The Voting and Support Agreements were entered into in the Supporting Shareholders’ respective capacities as Shareholders (or securityholders of the Company, as applicable). By entering into the Voting and Support Agreement, the Supporting Shareholders agreed, for a period commencing on the date of the Voting and Support Agreement until the Arrangement is completed (or the Arrangement Agreement is terminated in accordance with the terms thereof), to: (i) vote their Common Shares in favour of the approval and adoption of the Control Person Resolution, the Private Placement Resolution, and the Name Change Resolution (as defined below), and any other matter that would reasonably be expected to facilitate the Private Placement; and (ii) complete or cause to be completed and cause to be delivered proxies or voting instruction forms causing their Common Shares to be voted in favour of the Control Person Resolution, the Private Placement Resolution, and the Name Change Resolution, at least five Business Days prior to the cut-off date.

The Voting and Support Agreements also provide for additional covenants of the Supporting Shareholders in connection with supporting the Arrangement. Supporting Shareholders (including Tether) have agreed to (i) vote against any Acquisition Proposal (as defined in the Arrangement Agreement) and/or any matter that could reasonably be expected to delay, prevent, impede, or frustrate the successful completion of the Arrangement or any of the transactions contemplated by the Arrangement Agreement; (ii) not transfer their securities (subject to limited exceptions, which exceptions do not apply in the case of Tether); (iii) not requisition a meeting of Shareholders; and (iv) not solicit or arrange for the solicitation of proxies related to purchases or offers to sell the Supporting Shareholder’s securities nor act in concert or jointly with any person for purposes of acquiring securities for the purpose of influencing the voting or control of Common Shares.

The Voting and Support Agreements contain customary representations and warranties including that the Supporting Shareholder is the beneficial owner of, or exercises control or direction over, the securities subject to the agreement and has the sole right to vote or cause to be voted such shares.

The Voting and Support Agreement will terminate: (i) at the closing of the Arrangement; (ii) upon the termination of the Arrangement Agreement in accordance with its terms; (iii) upon the written agreement between the Supporting Shareholder and EMX; (iv) by the Supporting Shareholder if EMX, without the prior written consent of the Supporting Shareholder, varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Supporting Shareholder; or (v) by EMX if the Supporting Shareholder has not complied with its covenants in the Voting and Support Agreement, provided that EMX notified the Supporting Shareholder in writing of any of the foregoing events and the same was not cured within 10 Business Days of the date such notice was received by the Supporting Shareholder.

Use of Proceeds and Pricing

The proceeds of the Private Placement will be allocated and will be used to (i) pay off in full EMX’s credit facility in the amount of US$25 million (which will be required as a result of the Arrangement under the terms of EMX’s credit facility); (ii) partially fund the purchase prices of two royalty acquisitions by Elemental having an aggregate purchase price of approximately US$64 million (being the existing uncapped 2% Gross Revenue Royalty (“GRR”) over Genesis Minerals’ Focus Laverton Project in Western Australia alongside an existing 2% GRR on Brightstar Resources’ producing Jasper Hills Project (the “Laverton Acquisition”), and an existing uncapped 2.0-2.5% Net Smelter Return royalty on Pasofino Gold’s feasibility-stage Dugbe Project in Liberia (the “Dugbe Acquisition”) or, if such royalty acquisitions are paid using Elemental’s credit facility, to repay in full such facility to ensure the Combined Company remains entirely unleveraged and maintains sufficient capital for the combined entity; (iii) pay tax withholdings relating to certain of EMX’s equity incentive securities under the Arrangement and fund other transaction expenses of the Arrangement, and (iv) provide capital for the activities of a substantially larger Combined Company upon completion of the Arrangement.

Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions

As Tether is a Control Person of the Company, the Private Placement will be a “related party transaction” for the purposes of MI 61-101 and TSXV Policy 5.9.

Under MI 61-101, certain related party transactions are subject to minority shareholder approval, unless they meet the criteria required to rely on exemptions from such approval that are set out in MI 61-101. Specifically, an exemption is provided where the fair market value of the securities issued in the context of a related party transaction does not exceed 25% of an issuer’s market capitalization. As the Company has determined that the Private Placement has a value of more than 25% of the market capitalization of the Company as determined in accordance with MI 61-101, the Company cannot rely on the exemption from the minority shareholder approval. As a result, the Company is seeking minority shareholder approval of the Private Placement Resolution.

Part 8 of MI 61-101 requires that, in determining minority approval for a related party transaction such as the Private Placement, the Company must exclude the votes attached to Common Shares that, to the Company’s knowledge or the knowledge of any “interested party” (as such term is defined in MI 61-101) or their respective directors or senior officers after reasonable inquiry, are beneficially owned, or over which control or direction is exercised by: (a) the Company, (b) an “interested party”, (c) a “related party” of an interested party (subject to certain exceptions); or (d) a “joint actor” with a person referred to in (b) or (c) in respect of the transaction. Based on the foregoing, the Company has identified the following Shareholders whose Common Shares will be excluded from the vote to approve the Private Placement Resolution:

Shareholder	Category	Common Shares owned, controlled or directed / Excluded
Tether	interested party	9,278,229
Alpha 1	Potential “joint actor” with an interested party	3,444,458
TOTAL	--	12,722,687

According to early warning reports filed by each of Tether and Alpha 1, pursuant to the Alpha Option Agreement, Alpha 1 granted Tether the option to acquire (but not the obligation to acquire) all of the 3,444,458 Common Shares owned by Alpha 1 (on a post-Consolidation basis) and Tether has the ability to direct Alpha 1 to vote or refrain from voting the Common Shares subject to the Alpha Option Agreement, and to tender or refrain from tendering the Common Shares subject to the Alpha Option Agreement in respect of tendering to take-over bids and other similar transactions, provided that doing so does not contravene the existing contractual arrangements between Alpha 1 and the Company.

The June 10, 2025 early warning report filed by Tether states at Section 2.3: “As a result of certain covenants made by Alpha 1 in favour of the Acquiror in the [Alpha Option Agreement] to vote, or refrain from voting, and to tender, or refrain from tendering, the [Common Shares owned by Alpha 1] in accordance with instructions from the Acquiror [Tether], Alpha 1 may be considered a “joint actor” of the Acquiror in those circumstances where Alpha 1 is able to comply with those instructions without contravening its existing contractual arrangements with [Elemental].” Such early warning report also states: “In connection with the Alpha 1 Option, Alpha 1 has agreed to support the Acquiror [Tether] during the Interim Period by requiring Alpha 1 to vote or refrain from voting the [Common Shares owned by Alpha 1], and to tender or refrain from tendering the [Common Shares owned by Alpha 1] in respect of tendering to take-over bids and other similar transactions, provided that doing so does not contravene the existing contractual arrangements between Alpha 1 and [Elemental].”

The Company does not have access to the Alpha Option Agreement and, accordingly, absent additional information the Company is excluding the votes attached to the Common Shares held by Alpha 1 due to the wording in the Tether early warning report, which may be interpreted to indicate that Alpha 1 is a “joint actor” with Tether under MI 61-101.

For a summary of Tether’s beneficial ownership or control of the Common Shares assuming completion of the Private Placement and the Arrangement, see “Voting Securities – Principal Holders”.

Valuations and Prior Offers

The Company is exempt from the requirement to prepare a formal valuation in connection with the Private Placement pursuant to Section 5.5(b) of MI 61-101, as the Company is not currently listed on any of the stock exchanges referenced therein.

To the knowledge of Company and the directors and senior officers of the Company, no prior valuation in respect of the Company that relates to the subject matter of or is otherwise relevant to the Private Placement has been made in the 24 months before the date of this Circular. There is no bona fide prior offer that relates to the subject matter of or is otherwise relevant to the Private Placement that has been received by the Company during the 24 months before the date of the Subscription Agreement.

Private Placement Resolution

To comply with the minority shareholder approval requirements of MI 61-101, at the Meeting, the Shareholders will be asked to consider and, if thought fit, to pass an ordinary resolution of disinterested Shareholders as set out below, approving the Private Placement (the “Private Placement Resolution”). To be approved, the Private Placement Resolution requires the approval of a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting, excluding votes cast by certain Shareholders required to be excluded under Section 8.1(2)(a)-(d) of MI 61-101, as described above under “Matters to be Acted upon at the Meeting – 2. Approval of Private Placement – Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.”

If the Private Placement Resolution is not approved, the Private Placement will not be completed. As the satisfaction of all conditions precedent to the completion of the Private Placement is a condition precedent to the completion of the Arrangement in favour of EMX, approval of the Private Placement Resolution is required in order to complete the Arrangement.

The Board unanimously recommends (with interested directors abstaining) that the disinterested Shareholders vote FOR the Private Placement Resolution. Unless otherwise directed, Instruments of Proxy given pursuant to this solicitation by the management of the Company will be voted FOR the Private Placement Resolution.

“BE IT RESOLVED as an ordinary resolution of the Shareholders that:

1.	the private placement financing of the Company by way of the issuance of 7,502,502 common shares of the Company (“Common Shares”) at a price of C$18.38 (or US$13.33) per Common Share to Tether Investments S.A. de C.V. (or an affiliate thereof) (the “Private Placement”) is hereby authorized and approved;

2.	the actions of the directors of the Company in approving the Private Placement and the actions of the directors and officers of the Company in executing and delivering all agreements (including the Subscription Agreement dated September 4, 2025 between the Company and Tether Investments S.A. de C.V.) and documents ancillary thereto, and any amendments thereto, are hereby authorized, ratified, confirmed and approved; and

3.	any director or officer of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, including:

(a)	all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities including the TSX Venture Exchange; and

(b)	the signing of any such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing by any director or officer of the Company.”

3.            Approval of Name Change

In connection with the Arrangement, Elemental and EMX have agreed that, upon completion of the Arrangement, Elemental will change its name to “Elemental Royalty Corp.” Therefore, at the Meeting, the Shareholders will be asked to consider and, if deemed advisable, to approve with or without variation, the following special resolution to, conditional upon completion of the Arrangement, alter the notice of articles of the Company to change the name of the Company to “Elemental Royalty Corp.” or such other name acceptable to the British Columbia corporate registrar and TSXV and as the Board determines is appropriate (the “Name Change”), subject to the mutual agreement of each of Elemental and EMX (the “Name Change Resolution”). The Name Change Resolution must be approved by at least 66 2/3% of the votes cast by those Shareholders voting in person or by proxy at the Meeting.

As set out in the Name Change Resolution, even if approved by the Shareholders, the Board may determine not to proceed with the Name Change without further Shareholder approval. If the Arrangement is not completed for any reason, the Company does not expect to proceed with the Name Change. Requisite regulatory approvals for the Name Change, including the approvals of the TSXV, must also be sought by the Company. There can be no assurance that the requisite approvals for the Name Change will be obtained.

The Board unanimously recommends that Shareholders vote FOR the Name Change Resolution. Unless otherwise directed, Instruments of Proxy given pursuant to this solicitation by the management of the Company will be voted FOR the Name Change Resolution.

“BE IT RESOLVED as a special resolution of the Shareholders that:

1.	effective upon filing of a Notice of Alteration to a Notice of Articles with the Registrar of Companies of British Columbia, the change of the name of the Company to “Elemental Royalty Corp. ” or such other name as the directors of the Company determine is appropriate and which all applicable regulatory authorities may accept (the “Name Change”) is hereby authorized and approved;

2.	the Notice of Articles of the Company be amended with respect to the Name Change, and subject to the deposit of this resolution at the Company’s records office, the Company, or any agent acting on its behalf, is authorized to electronically file the applicable Notice of Alteration with the Registrar of Companies of British Columbia;

3.	notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and granted with absolute discretion and without further notice to or approval of the shareholders, to revoke the foregoing resolution before it is acted upon; and

4.	any officer or director of the Company be and is hereby authorized and directed for and on behalf of the Company (whether under its corporate seal or otherwise) to execute, deliver and file all such documents and to take all such other action(s) as in such person’s opinion may be deemed necessary or desirable to give effect to this special resolution and any matters contemplated hereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.”

OTHER MATTERS

Management of the Company knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting accompanying this Circular. However, if any other matter properly comes before the Meeting, the Instrument of Proxy and VIF furnished by the Company will be voted on such matters in accordance with the best judgment of the persons voting the Instrument of Proxy.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed herein, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

There are potential conflicts of interest to which an informed person of the Company may be subject in connection with the operations of the Company. Some of the directors and officers of the Company are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other companies, and situations may arise where such directors and officers will be in competition with the Company. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Company. Mr. Juan Satori, the Executive Chairman of the Company, is also a principal of Tether and therefore has a material interest in the Private Placement. Due to this conflict of interest, Mr. Juan Satori abstained from voting on the Control Person Resolution and the Private Placement Resolution.

For the purposes of the above, “informed person” means: (a) a director or executive officer of the Company; (b) a director or executive officer of a company that is itself an informed person or subsidiary of the Company; (c) any person or company who beneficially owns, directly or indirectly, voting securities of the Company or who exercises control or direction over voting securities of the Company or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the Company other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) the Company after having purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

RISK FACTORS

In the course of its deliberations, the Board identified and considered a variety of risks, including without limitation potentially negative factors relating to the Private Placement. Among other things, if the Private Placement is not completed or is delayed, there could be an adverse effect on the Company’s business and the market price of the Common Shares, and the Company may not be able to pursue its strategic objectives. Importantly, it is a condition to completion of the Arrangement in favour of EMX that all conditions precedent to the Private Placement are satisfied and it is a condition to closing of the Private Placement that Tether shall be satisfied, acting reasonably, that all conditions precedent to completion of the Arrangement have been satisfied. If the Private Placement Resolution is not approved, the Arrangement will not be completed and Elemental will be required (subject to certain limited exceptions) to make an Expense Reimbursement Payment to EMX.

Should the option pursuant to the Alpha Option Agreement be exercised by Tether prior to the completion of the Arrangement and the Private Placement, Tether is expected to hold (directly and/or through affiliates of Tether) approximately 51.4% of the Common Shares for the period of time between such option exercise and completion of the Arrangement and Private Placement, at which time Tether’s Common Share ownership (directly and/or through affiliates of Tether) is expected to decrease to 31.8%. If Tether’s ownership percentage (directly and/or through affiliates of Tether) in Elemental exceeds 50% at any time (the “Ownership Increase”), an event of default would result under Elemental’s revolving credit facility with its lenders. However, on September 26, 2025, Elemental and its lenders entered into a letter agreement (the “Letter Agreement”) whereby the lenders consented to a temporary change of control under the credit agreement as a result of Tether (directly and/or through affiliates of Tether) owning more than 50% of the Common Shares (the “Subject Consent”), such Subject Consent effective on the date Tether exercises the option under the Alpha Option Agreement and lapsing on the date that is the earlier of (i) November 30, 2025; and (ii) the closing of the Arrangement (the “Subject Consent Period”). The Subject Consent was provided subject to certain conditions in favour of the lenders, including that total credit exposure under Elemental’s credit facility be $0 during the Subject Consent Period and that the Subject Consent is limited to, and shall be only effective with respect to, a change of control during the Subject Consent Period resulting from the exercise by Tether of its option under the Alpha Option Agreement and would not be effective with respect to a change of control after the Subject Consent Period (including, without limitation, if Tether (directly and/or through affiliates of Tether) owns more than 50% of the Common Shares after the Subject Consent Period). Elemental’s credit facility is undrawn at this time and Elemental does not have any current plans to draw on this facility. The Arrangement and the Private Placement are expected to be completed prior to the termination of the Subject Consent Period; however, there can be no assurances that completion will occur prior to such time. The Ownership Increase also would not automatically trigger any acceleration of vesting, exercise rights, or payments under Elemental’s omnibus compensation plan, nor would it, absent a general offer to acquire all of the Common Shares, constitute a change of control under the legacy option plan of Altus Strategies plc. Elemental’s executive employment agreements generally contain ‘double trigger’ change of control clauses, such that no amount will be payable on account of an Ownership Increase without a termination of such executive in connection therewith.

In addition, as a Control Person of the Company that may further increase its shareholdings of the Company, Tether may exert significant influence over matters requiring Shareholder approval, including, but not limited to, the election of directors of Elemental. Tether’s interests may not always align with the interests of other Shareholders.

In connection with the Private Placement, Shareholders should also carefully consider the description and further discussion of the risk factors applicable to the Company’s business is contained under the heading “Risk Factors” in the Company’s Annual Information Form dated August 18, 2025.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under the Company’s profile on SEDAR+ at www.sedarplus.ca. Financial information for (i) the Company’s last financial year ended December 31, 2024 is provided in its comparative audited financial statements and management’s discussion and analysis for the year ended December 31, 2024, and (ii) the Company’s interim period ended June 30, 2025 is provided in its comparative interim financial statements and management’s discussion and analysis for the three and six months ended June 30, 2025, all of which are available under the Company’s profile on SEDAR+.

To request, without charge, copies of the Company’s financial statements (including its most recent annual and interim financial statements) and management’s discussion and analysis, Shareholders may contact the Company as follows:

David Baker, Chief Financial Officer

1020 - 800 West Pender

Vancouver, BC V6C 2V6

e-mail: d.baker@elementalaltus.com	Telephone: +44 (0) 7825 266 736

APPROVAL

The contents of this Circular and the delivery thereof to the Shareholders of the Company have been approved by the Board. A copy of this Circular has been sent to each director of the Company and each Shareholder entitled to receive notice of the Meeting.

DATED this 29th day of September, 2025	BY ORDER OF THE BOARD OF DIRECTORS OF Elemental Altus Royalties Corp. (signed) “Juan Sartori” Executive Chairman

Consent of GenCap Mining Advisory Ltd.

To:         The board of directors (the “Board”) of Elemental Altus Royalties Corp. (“Elemental”)

We refer to the full text of the written fairness opinion (the “Fairness Opinion”), dated as of September 3, 2025, which we prepared for the Board in connection with an arrangement pursuant to the Business Corporations Act (British Columbia) involving, among other things, the acquisition by Elemental of all of the issued and outstanding common shares (the “EMX Shares”) of EMX Royalty Corp. (“EMX”) at a share exchange ratio of 0.2822 of a common share of Elemental for each EMX Share, as more particularly described in the management information circular of Elemental dated September 29, 2025 (the “Circular”).

We hereby consent to the filing of the Fairness Opinion with the applicable securities regulatory authorities, the inclusion of a summary of the Fairness Opinion in the Circular, the inclusion of the full text of the Fairness Opinion as “Schedule “A” – Fairness Opinion” to the Circular, and references to our firm name and to the Fairness Opinion in the Circular.

The Fairness Opinion was given as at September 3, 2025, and remains subject to the assumptions, qualifications and limitations contained therein as well as such other matters as GenCap considered relevant. In providing our consent, we do not intend that any person other than the Board shall be entitled to rely upon the Fairness Opinion.

September 29, 2025

(Signed) “GenCap Mining Advisory Ltd.”

GenCap Mining Advisory Ltd.

A-1

SCHEDULE “A”
FAIRNESS OPINION

(See attached)

September 3, 2025

Board of Directors

Elemental Altus Royalties Corp.

1020 – 800 West Pender

Vancouver, BC V6C 2V6

To the Board of Directors of Elemental Altus Royalties Corp.:

GenCap Mining Advisory Ltd. (“GenCap” or “we” or “us”) understands that Elemental Altus Royalties Corp. (“Elemental” or the “Company”) and EMX Royalty Corp. (“EMX”), propose to enter into an arrangement agreement to be dated September 4, 2025 (the “Arrangement Agreement”) pursuant to which, among other things, Elemental will acquire all of the issued and outstanding common shares of EMX (“EMX Shares”) at a share exchange ratio of 2.822 (on a pre-consolidation basis) or 0.2822 (on a post-consolidation basis) (the “Exchange Ratio”) of a common share of Elemental (“Elemental Shares”) for each EMX Share by way of a court-approved plan of arrangement under the Business Corporations Act (British Columbia) (the “Transaction”). Concurrent with entering into the Arrangement Agreement, Elemental has entered into an irrevocable subscription agreement to complete the issuance to Tether Investments S.A. de C.V. (“Tether”) of US$100 million in common shares (the “Elemental Financing”). The terms and conditions of the Transaction will be summarized in the Company’s management information circular (the “Circular”) to be mailed to Shareholders in connection with a special meeting of the Shareholders to be held to consider and, if deemed advisable, approve the Elemental Financing.

1.	Engagement

By letter agreement dated August 31, 2025 (the “Engagement Agreement”), the Company retained GenCap to act as financial advisor in connection with the Transaction. Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver a written opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio provided for pursuant to the Transaction, from the perspective of Elemental shareholders (the “Elemental Shareholders”).

For the purposes of this Opinion, any references to Elemental Shareholders does not include the Company’s major shareholder, Tether or any of its subsidiaries.

GenCap will receive a fee for rendering the Opinion, no portion of which is conditional upon the conclusion of the Opinion or the completion of the Transaction. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities which might arise out of our engagement.

2.	Credentials

GenCap is an independent advisory firm with significant expertise in mergers and acquisitions and capital markets advisory within the global metals and mining industry. The Opinion expressed herein is the opinion of GenCap and the form and content herein have been approved for release by each of its senior executives, each of whom are experienced in merger, acquisition, divestiture, valuation, fairness opinion and capital market matters.

3.	Independence

Neither GenCap, nor any of our affiliates, is an insider, associate, or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, EMX, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

GenCap has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than (i) acting as financial advisor to the Company and the Board of Directors of Elemental pursuant to the Engagement Agreement; (ii) acting as financial advisor to the Company on a previous merger & acquisition engagement that did not materialize.

Other than as described above, there are no understandings, agreements, or commitments between GenCap and any of the Interested Parties with respect to any current or future business dealings which would be material to the Opinion. GenCap may, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

4.	Scope of Review

In connection with rendering the Opinion, we have reviewed and relied upon, among other things, the following:

i)	final version and various drafts of the Arrangement Agreement;
ii)	latest versions and various drafts of a Transaction press release and investor presentation;
iii)	executed version of the indicative and non-binding term sheet, including an exclusivity period in effect from signing until September 9, 2025, between Elemental and EMX, dated August 29, 2025;
iv)	final version of the Elemental Financing agreement with Tether;
v)	voting and support agreements by and between Elemental and certain of the directors, officers and Shareholders of EMX;
vi)	publicly available annual and quarterly financial statements, MD&A, Annual Information Forms, Management Information Circulars and other business and financial information for Elemental and EMX;
vii)	selected internal business and financial information provided by Elemental including financial projections and corporate financial information for Elemental, EMX, the Transaction and recent acquisitions completed by the Company;
viii)	discussions with representatives of Elemental regarding business, project, financial position and certain other financial and project data of the Company and EMX;
ix)	certain publicly available information relating to the business, operations, financial condition and trading history of Elemental, EMX, and other selected public companies we consider relevant;
x)	various reports published by equity research analysts and industry sources considered relevant;
xi)	public information and equity research reports with respect to selected precedent transactions considered relevant;

xii)	historical, consensus and other commodity prices forecasts for gold, silver, copper and the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of Elemental and EMX;
xiii)	a certificate addressed to us, dated as of the date hereof, from two senior officers of the Company as to the completeness and accuracy of the Information (as defined below); and
xiv)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.

In our assessment, we reviewed several methodologies, analyses and techniques, ultimately using a combination of those blended approaches to determine our opinion on the Transaction, taking into consideration a number of quantitative and qualitative factors as deemed appropriate based on our experience in rendering such opinions.

GenCap has not, to the best of our knowledge, been denied access by the Company to any information under the Company’s control as requested by GenCap.

5.	Assumptions and Limitations

Our Opinion is subject to the assumptions, qualifications and limitations set forth below.

We have relied upon and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or any of its affiliates or advisors or otherwise obtained by us pursuant to our Engagement Agreement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness, or fairness of the presentation of any such information, data, advice, opinions, and representations. We have not met separately with the independent auditors of the Company in connection with preparing this Opinion and with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the audited financial statements of the Company and the reports of the auditors thereon and the unaudited interim financial statements of the Company.

The Company has represented to us, in a certificate of two senior officers of the Company dated the date hereof, among other things, that (i) the financial and other information, data, advice, opinions, representations and other materials provided to us orally by, or in the presence of, an officer or employee of the Company, or in writing by the Company or any of its subsidiaries or any of their representatives in connection with our Engagement Agreement, including the written information and discussions concerning the Company referred to above under the heading “Scope of Review” (collectively, the “Information”) was, at the date the Information was provided to us, and is as of the date hereof, complete, true and correct in all material respects, and did not and does not contain misrepresentation, (ii) since the dates on which the Information was provided to us, except as otherwise disclosed to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no change has occurred in the Information or any part thereof, in each case, which would have or which would reasonably be expected to have a material effect on the Opinion, and (iii) with respect to any portions of the Information that constitute forecasts, projections, estimates (including, without limitation, estimates of future resource or reserve additions) or budgets, such forecasts, projections, estimates or budgets were reasonably prepared on bases reflecting the best then available assumptions, estimates and judgements of management of the Company having regard to the Company’s business, plans, financial conditions and prospects and are not, in the reasonable belief of management of the Company, misleading in any material respect.

In preparing the Opinion, we have assumed that the executed Arrangement Agreement, all representations and warranties contained within and all related voting and support agreements will not differ in any material respect from the drafts of which we reviewed, and that the Arrangement Agreement will be consummated in accordance with its terms without waiver of, or amendment to, any term of condition that is in any way material to our analyses.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its affiliates and advisors. In our analyses in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business environment, capital markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. We are not legal, tax, or accounting experts and we express no opinion concerning any legal, tax, or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes.

We have not been asked to prepare, and have not prepared, an independent evaluation, formal valuation or appraisal of the securities or assets of the Company or EMX, nor were we provided with any such evaluations, valuations, or appraisals. We did not conduct any physical inspection of the properties or facilities of the Company or EMX. Furthermore, our Opinion does not address the solvency or fair value of the Company or EMX under any applicable laws relating to bankruptcy or insolvency. Our Opinion should not be construed as advice as to the price at which the securities of the Company may trade at any time and does not address any legal, tax, or regulatory aspects of the Transaction.

With respect to the historical financial data, operating and financial forecasts and budgets provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on basis of reflecting the most reasonable and currently available assumptions, estimates and judgements of management of the Company, as applicable, having regard to the Company’s, as applicable, business, plans, financial condition, and prospects.

The Opinion is being provided to the Board of Directors of Elemental for its exclusive use only in considering the Transaction and may not be published, disclosed to any other person, relied upon by any other person, or used for any other purposes, without the prior written consent of GenCap. Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without the prior written consent of GenCap. Our Opinion is not intended to be and does not constitute a recommendation to the Board of Directors of Elemental or to any Shareholders with respect to the Transaction.

GenCap believes that its financial analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is complex and is not necessarily susceptible to partial analysis or summary description and any attempt to carry out such partial analysis or summary description could lead to undue emphasis on any particular factor or analysis.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the Information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

6.	Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Transaction is fair, from a financial point of view, to Elemental Shareholders other than Tether.

Yours sincerely,

GENCAP MINING ADVISORY LTD.